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Exhibit 11
EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into effective this lst day of October, 1996, by and between Upland Energy Corporation, a Utah corporation (the "Employer"), and Felix Ascanio (the "Executive").

Recitals

     A.     Executive is currently employed as president of the Employer.

     B. Employer wants to extend the previous employment contract with Executive and to alter some of the terms of compensation.

     C. Executive has agreed to the extension of the employment contract and to alter some of the terms of the prior employment agreement in accordance with this Agreement.

Agreement

     FOR AND IN CONSIDERATION of the mutual covenants contained herein and of the mutual benefits to be derived hereunder, the parties agree as follows:

1. Employment. Employer hereby employs Executive to perform those duties generally described in this Agreement, and Executive hereby accepts and agrees to such employment on the terms and conditions hereinafter set forth.

2. Term. The term of this Agreement shall commence effective as of September 1, 1996, and end on August 31, 1998.

3. Duties. During the term of this Agreement, Executive shall be employed by Employer as its President, with the duties generally set forth in Exhibit
A. In addition to the office of President, Executive agrees to serve in such other office or position with Employer or any subsidiary of Employer and such as shall, from time to time, be determined by Employer's board of directors. Executive agrees to continue to serve as a member of the Employer's board of directors for no additional compensation. Executive shall devote substantially all of his working time and efforts to the business of Employer. The term "Working Time" shall be defined as a normal forty hour work week.

4. Compensation. For all services rendered by Executive, Employer shall pay to Executive a salary of $60,000 a year throughout the term of this Agreement, payable in bimonthly installments of $2,500 each. All salary payments shall be subject to withholding and other applicable taxes. The rate of salary may be increased at any time as the board of directors may determine, based on earnings, increased activities of the Employer, or such other factors as the board of directors may deem appropriate. Executive shall receive bonus compensation as and if declared by the board of directors. In addition to any <bonus compensation provided by the board of directors, Executive shall receive bonus compensation of $1.50 per barrel of oil on any amounts shipped over 2,000 barrels in any given month. Gas produced and sold will be computed as barrels of oil equivalent according to the American Petroleum Institute rules. Barrels of oil shipped and the 2,000 minimum shall be based on Employer's or a subsidiary of Employer's working interest. Accordingly, for purpose of illustration and not limitation, if employer shipped 5,000 gross barrels of oil a month and had a 75% working interest in the field the barrels were produced in, the number of barrels of oil deemed to have been shipped would be 2,250, calculated as follows: [(5,000 - 2,000) x 0.75]. Accordingly, the bonus amount would be $3,375, calculated as follows:
2,250 x $1.50 = $3,375. All bonuses based on barrels of oil shipped will be paid by the 5th day of the following month after receiving the oil purchaser's final statement.

5. Stock Options. In addition to the above compensation, Executive shall be entitled to receive stock options in Employer pursuant to any written stock option plan at the discretion of the board of directors. In addition to any stock options awarded under a stock option plan, Executive shall be entitled to receive stock options as set forth in the Stock Option Agreement to be entered into by Employer and Executive that is in a form similar to that in Exhibit "B" attached hereto and made a part hereof by this reference.

6. Other Benefits. The Employer shall provide Executive with the following additional benefits:

     (a) Expenses. The Employer will reimburse Executive for expenses incurred in connection with Employer's business, including expenses for travel, lodging, meals, beverages, entertainment, and other items on Executive's periodic presentation of an account of such expenses. Unless Employer has provided a company vehicle for Executive's use, Employer shall reimburse Executive for business use of his personal vehicle at the rate of $0.30 per mile. The rate of $0.30 shall be increased from time to time in the same amount as the mileage reimbursement rate allowed by the Internal Revenue Service is increased from time to time. Executive may use any company provided vehicle for personal use, so long as such use is kept to a minimum.

     (b) Medical Insurance. Major medical insurance, which shall insure Executive and his wife and minor children, if any, with a policy selected by Employer and approved by Executive that is similar to the Hanover Insurance policy that Executive currently has in force.

     (c) Term Life Insurance. Employer shall provide Executive with a group term life insurance policy with a face amount of $50,000, issued through an insurance company that has an A.M. Best rating of A+ or better.

     (d) Paid Vacation. Employer shall provide Executive two weeks paid vacation per year, which if not fully used in any one year may be accrued from year to year.

     (e) Sick Leave. Employer shall provide Executive with a maximum of two weeks paid sick leave each year. No unused sick leave may be accrued from year to year.

7. Termination for Cause. Employer may terminate this Agreement during its term with cause ("Cause") by showing that Executive has materially breached its terms; that Executive, in the determination of the board, has substantially failed to meet written standards established by Employer and agreed to by Executive for the performance of his duties; or that he has engaged in material willful misconduct in the performance of his duties hereunder.

8. Termination Upon Transfer of Business. Notwithstanding any provision of this Agreement to the contrary, Executive may terminate this Agreement upon the happening of any of the following events: (a) the sale by Employer of substantially all of its assets to a single purchaser or to a group of associated purchasers; (b) the sale, exchange, or other disposition to a single entity or group of entities under common control in one transaction or series of related transactions of greater than 50% of the outstanding shares of Employer's common stock; (c) the decision by Employer to terminate its business and liquidate its assets; or (d) the merger or consolidation of Employer in a transaction in which the shareholders of the Employer immediately prior to such merger or consolidation receive less than 50% of the outstanding voting shares of the new or continuing corporation.
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In the event Executive elects to terminate this Agreement as set forth in this
Section 8, Employer shall immediately pay to Executive the severance payment of Sixty Thousand Dollars ($60,000) set forth in Section 9 of this Agreement. In the event Executive does not elect to terminate this Agreement upon the happening of any of the events noted above, and as a result of such event, Employer is not the surviving entity, the provisions of this Agreement shall inure to the benefit of and be binding upon the surviving or resulting entity. If as a result of the merger, consolidation, transfer of assets, or other event listed above, the duties of Executive are increased, then the compensation of Executive provided for in paragraph 4 of this Agreement shall be reasonably adjusted upward for the additional duties and responsibilities assumed.

9. Termination Payments. If Executive's employment is terminated by the Employer for reasons other than Cause as defined in paragraph 7 of this Agreement, Employer agrees to pay Executive a severance payment equal to Sixty-Thousand Dollars ($60,000). Such severance payment shall be paid immediately following the termination of Executive's employment.

10. Other Business Activity. Employer and Executive each hereby acknowledge that before the time of his employment, Executive had identified certain oil and gas investment opportunities, some of which have not been offered to Employer. Employer hereby agrees that Executive may take advantage of any such opportunities not previously offered to Employer, without first offering such opportunities to Employer, so long as such opportunities do not interfere with his duties or activities and do not occur during normal Working Time as defined above. In addition, Executive may from time to time in the future identify and investigate other possible investment opportunities that Executive may take advantage of, so long as such opportunities are first offered to the Employer, and do not interfere with his duties and such activity does not occur during normal Working Time as defined above.

11. Nontransferability. Neither Executive, Executive's spouse, Executive's designated contingent beneficiary, nor their estates shall have any right to anticipate, encumber, or dispose of any payment due under this Agreement.
Such payments and other rights are expressly declared nonassignable and nontransferable except as specifically provided herein.

12. Indemnification. Employer shall indemnify Executive and hold Executive harmless from liability for acts or decisions made by Executive while performing services for Employer to the greatest extent permitted by applicable law. Employer shall use its best efforts to obtain coverage for Executive under any insurance policy now in force or hereafter obtained during the term of this Agreement insuring officers and directors of Employer against such liability.

13. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party.

14. Entire Agreement. This Agreement is and shall be considers the only agreement or understanding between the parties hereto with respect to the employment of Executive by Employer. All negotiations, commitments, and understandings acceptable to both parties have been incorporated herein. No letter, telegram, or communication passing between the parties hereto covering any matter during this contract period, or any plans or period thereafter, shall be deemed a part of this Agreement; nor shall it have the effect of modifying or adding to this Agreement unless it is distinctly stated in such letter, telegram, or communication that is to constitute a part of this Agreement and is attached as an amendment to this Agreement and is signed by the parties to this Agreement.
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15.     Enforcement. Each of the parties to this Agreement shall be entitled to any remedies available in equity or by statute with respect to the breach of the terms of this Agreement by the other party.

16. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the state of Utah.

17. Severability. If and to the extent that any court of competent jurisdiction holds any provision or any part thereof of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

18. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach hereof shall constitute a waiver of any such breach or of any covenant, agreement, term, or condition.

19. Litigation Expenses. In the event that it shall be necessary or desirable to for the Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any and all of Executive's rights under this Agreement, Executive shall be entitled to recover from the Employer reasonable attorneys' fees, costs, and expenses incurred by Executive in connection with the enforcement of said rights.

     AGREED AND ENTERED INTO as of the date first above written.

EMPLOYER:
UPLAND ENERGY CORPORATION, a Utah corporation

By: /S/ John W. Hobbs
Duly Authorized Officer
Date: 11/6/96

By: /S/ Lee Jackson, Director
Date: 11/6/96

By: /S/ Ervin Brown, Director

EXECUTIVE:

By: /S/ Felix Ascanio
Date: 11/6/96
PAGE
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EXHIBIT A

DUTIES

     Duties to be performed by Mr. Ascanio will include, but not be limited to the following:

1 . Develop and maintain overall vision of the company, and oversee optimum development of production, reservoir management and enhancement of the Company's assets. Identify and implement strategies for reaching corporate goals.

2. Direct staffing, training and performance evaluations with respect to Company personnel.

3. Manage and plan the development of the Company's existing oil and gas fields through the application of state of the art enhanced oil recovery technology and transfer models. Direct and coordinate activities concerned with research and development of concepts, ideas, specifications and applications for the Company's development techniques.

4.     Identify new oil and gas prospects.

5. Any other duties mutually agreed to by Mr. Ascanio and the Company's Board of Directors.
PAGE
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EXHIBIT B

STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT (the "Agreement") is entered into effective this 1st day of September, 1996, by and between Upland Energy Corporation, a Utah corporation (the "Employer"), and Felix Ascanio (the "Executive").

1. Award of Option. Executive shall be granted an option to purchase 120,000 shares of the common stock, par value $0.001 (the "Initial Shares") and 155,000 shares of the common stock, par value $0.001 (the "Restricted Shares") of Employer for $0.20 per share. The options granted by Employer will be exercisable at any time during the period beginning with the date these options are granted, and ending four years from the date of this Agreement; provided, however, these options shall automatically expire if not exercised within such period. Executive shall have the right to exercise the option either to acquire Initial Shares or the Restricted Shares at any time, but if the option to acquired Initial Shares is exercised, all of such shares shall be purchased by Executive at the same time.

2. No Risk of Forfeiture. No option, or the shares acquired thereby, shall be subject to risk of forfeiture after the date of the issuance of the option.

3. Shares Restricted. Except as otherwise provided in Section 4, Executive acknowledges that the Restricted Shares to be issued upon exercise of the option to purchase such shares will constitute restricted securities that have not been registered under applicable federal or state securities laws and which must be held for investment. Executive agrees to sign the usual and customary investment representation letter on the exercise of the option to purchase Restricted Shares.

4. Registration Rights. Subject to the provisions of Paragraph (b) hereof, if Employer files a registration statement to register any of its shares for sale to the public, Employer agrees to register any shares of common stock already issued to Executive as a result of Executive's exercise of his option as follows:

     (a) To pay all expenses of such registration statement, including, without limitation, printing charges, legal fees, and disbursements of counsel for Employer, blue sky expenses, accounting fees, and filing fees, but not including Executive's personal legal fees.

     (b) With respect to any shares that are subject to Executive's option, but which Executive has not yet exercised the option to purchase, if in its sole discretion, determines to file a registration state statements to register any of its shares for sale to the put registration statements on form S-8, which are specifically covered in paragraph (g) hereof, Employer will notify Executive at least 30 days prior to the filing of such registration statement and will, upon the written exercise by Executive of his option to purchase shares delivered at least 15 days prior to such filing, include in any such registration statement such information as may be required to register such number of shares as Executive elects to purchase pursuant to the exercise of his option.PAGE
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     (c)     Executive and Employer shall each include customary
representations, warranties, indemnifications, and contribution provisions in any underwriting agreement entered into in connection with registration. Employer shall also take all steps reasonably necessary to permit the exercise of the option and the issuance of the shares under the applicable state securities laws of those states in which the option was issued by Employer. Employer will take such reasonable steps which it determines, in its sole discretion, are necessary to permit the exercise of the option and the issuance of the shares under the laws of any other state in which Executive then resides on the written request to do so by such Executive, but in no event shall Employer be required to take such steps in any state other than those states in which the option was originally qualified or registered, and Employer shall not be obligated to execute or file any general consent to service of process or to qualify as a foreign corporation to do business under the laws of any such jurisdiction. In the event that Employer determines to proceed with the qualification of the exercise of the option and the issuance of the shares under the securities laws of a particular state, then the exercise of such option shall not be effective and the shares shall not be issued until such qualification becomes effective. When qualification under applicable state securities laws is required, Employer shall take such action within ten days following the date on which Employer first files the registration statement. The costs of obtaining such state qualification shall be borne by Employer.

     (d) Employer shall promptly notify the Executive of the effective date of any registration statement filed by Employer and the date on which the shares become qualified or registered under the state securities laws of any state in which Employer obtains qualification or registration with respect to such shares.

     (e) Notwithstanding any provisions to the contrary contained herein, Employer shall not be required to include any of the shares in any registration statement or post-effective amendment with respect to shares offered in any underwriting unless the Executive agrees to offer such shares, on the same terms and conditions as Employer's shares of common stock are being offered, and to sign an underwriting agreement in the form to be sign by the other offerors; or

     (f) Executive desiring to sell shares pursuant to the registration rights granted herein shall provide Employer with all information relating to such sale and on which Employer shall be entitled to rely and to include such information in any such registration statement. Executive shall indemnify and save harmless Employer (and all other person who may be subject to liability under the Act or otherwise) from and against any and all claims, actions, suits, liabilities, losses, damages, and expenses of every nature and character (including, but not by way of limitation, all reasonable attorneys' fees and all amounts paid in settlement of any claim, action, or suit) which arise or result directly or indirectly from any untrue statement of a material fact furnished by such Executive in connection with such registration or qualification, or from the failure of the Executive to furnish material information in connection with the facts required to be included in such registration statement, notification, or post-effective amendment necessary to make the statements therein not misleading, or from any sales or offers of the shares to be registered after ninety (90) days from the effective date of such registration statement or notification.
PAGE
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     (g)     All sales pursuant to any such registration statement shall be made in accordance with the provisions of the Securities Act and the Securities Exchange Act of 1934, as amended, and Employer shall not be required to include any shares in any registration until it has received written assurances satisfactory in form and substance to Employer from the Executive that such sales shall be so conducted. On notice to Executive that such registration statement or prospectus relating thereto requires revision, Executive will immediately cease to make offers or sales pursuant to such registration statement, return all such registration statement and prospectuses to Employer, and not resume offers until the investors have been provided with an updated prospectus by Employer. All registration rights granted herein apply only to shares issued on exercise of the option.
Employer is under no obligation to maintain the effectiveness of any registration statement for more than an aggregate of 90 days.

     (h) If Employer files a registration statement on form S-8 to register shares of common stock issuable to officers, directors and employees of Employer, Executive shall be permitted to have all shares that have been issued or that are issuable on the exercise of the options included in such registration statement.

5.     Sales of Securities Under Rule 144, If Applicable.

     (a) Employer will use its best efforts to at all times satisfy the current public information requirements of rule 144 promulgated under the Securities Act so that Executive can sell restricted securities that have been held for two years or more or such other restricted period as required by rule 144 as it is from time to time amended.

     (b) Upon being informed in writing by Executive that he intends to sell any shares under rule 144 promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), Employer will certify in writing to Executive that Employer is in compliance with rule 144 current public information requirements to enable Executive to sell his restricted stock under rule 144, as may be applicable under the circumstances.

     (e) If any certificate representing any such restricted stock is presented to Employer's transfer agent for registration or transfer in connection with any sales heretofore made under rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by an opinion of counsel satisfactory to Employer and its counsel that such transfer has complied with the requirements of rule 144, as the case may be, Employer will promptly instruct its transfer agent to register such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of rule 144, as the case may be, free of any stop transfer order or restrictive legend.

6. Method of Exercise. The Option to purchase the Initial Shares or the shares may be exercised, in accordance with all of the terms and conditions set forth in this Option by delivery of a written notice of exercise by Executive setting forth the number of Options to be exercised along with either:

     (a) A certified check or bank check payable to the order of Employer in the amount of the full exercise price of the shares being purchased;

     (b) A promissory note, in form satisfactory to Employer executed by Executive and evidencing the obligation of Executive to pay the exercise price to Employer in three equal annual installments payable on the first anniversary of the date of such exercise of the Option, together with interest at a rate, as of the date of exercise, equivalent to that published in the Wall Street Journal as the prime rate, which is the base rate on corporate loans at large U.S. money center commercial banks;

     (c) Initial Shares of Employer already owned by Executive equal to the exercise price with the shares valued at its fair market value based on the closing bid quotation for such stock on the close of business on the day last preceding the date of exercise of such Option, as reported or quoted on the NASDA System or, if not included in the NASDA System, shall mean the closing bid quotation for such stock as determined by Employer through any other reliable means of determination available on the close of business on the day last preceding the date of such Option;

     (d) Options or other rights to purchase shares valued at the amount by which the closing bid quotations as determined in accordance with clause
(c) above of the shares subject to the options or other rights exceeds the exercise or purchase price provided on such options or rights; or

     (e) Cancellation of debt owed by Employer to Executive including debt from professional fees, services, employment relationships or otherwise, upon presentation of an invoice for services provided to Employer.

As soon as practicable after receipt by Employer of such notice a certificate or certificates representing such Initial Shares or shares shall be issued in the name of Executive, or, if Executive shall so request in the notice exercising the Option, in the name of Executive and another person jointly, with right of survivorship, and shall be delivered to Executive.

7. Treatment as Non-Statutory Stock Options and Put Option. Employer and Executive hereby acknowledge that the stock options to be issued pursuant to this Agreement shall be treated as non-qualified stock options for federal tax purposes. Thus, upon the exercise, Executive will be treated as receiving compensation income based on the difference between the fair market value of the stock, and the option price. Employer shall withhold such amounts from Executive's pay as are legally required, or Executive shall remit to Employer amounts sufficient to pay for any withholding obligations of the Employer. Employer agrees to pay the cost of any appraisal necessary to establish the fair market value of the Employer's shares and/or the amount of any blockage discount to be applied to the Initial Shares, if any. The Executive and Employer shall mutually agree on the selection of an appraiser, but if they cannot agree, the appraiser shall be selected by the Executive. In addition, Executive shall have the right to sell to the Employer, or a person designated by Employer, and the Employer or such person must purchase sufficient number of shares to pay the tax liability incurred by Executive upon the exercise of either the option to purchase the Initial Shares or the shares, calculated based on the Executive's marginal federal and state income tax rate; provided, however, Executive agrees to attempt to sell sufficient Initial Shares in the open market to pay such liability, so long as such sales do not have a material adverse effect on the market price of Employer's shares. This put option shall be exercised based on the same fair market value for the shares as determined by the appraiser, and shall exercised in the same manner and at the same time as the Executive's option to purchase shares is exercised.

8. Governing Law. This Agreement shall be governed by Utah law. If required by Utah law, Employer agrees to obtain the ratification of this Agreement, and the options granted pursuant to this Agreement, by the shareholders of the Corporation at the next regularly scheduled annual meeting of the shareholders. The Employer shall comply with all federal securities laws concerning the proper manner of notification and proxy material to be provided to shareholders to obtain such proper ratification.

     AGREED AND ENTERED INTO as of the date first above written.

EMPLOYER:
UPLAND ENERGY CORPORATION, a Utah corporation

By: /S/ John W. Hobbs
Duly Authorized Officer
Date: 11/6/96

By: /S/ Lee Jackson, Director
Date: 11/6/96

By: /S/ Ervin Brown, Director
Date: 11/6/96

EXECUTIVE:

By: /S/ Felix Ascanio
Date: 11/6/96